Exhibit 99.1

News Release
For more information, please contact:
Teresa Paulsen MEDIA
Vice President, Corporate Communication
tel: 402-595-5210

Chris Klinefelter ANALYSTS
Vice President, Investor Relations
tel: 402-595-4154
www.conagrafoods.com
FOR IMMEDIATE RELEASE
CONAGRA FOODS REPORTS STRONG EPS GROWTH, GOOD SALES
PERFORMANCE AND IMPROVED CONSUMER FOODS PROFITS;
REAFFIRMS FISCAL 2009 EPS GUIDANCE
Third Quarter Highlights:
•	Total sales increased 6%, with growth in Consumer Foods and Commercial Foods segments

•	Strong EPS growth from continuing operations, 26% as reported and 18% on a comparable basis

•	Consumer Foods posted 12% operating profit growth as reported, 6% on a comparable basis, reflecting moderating inflation, cost savings, and pricing; stronger comparable operating profit improvement expected for this segment in fiscal fourth quarter

•	Consumer Foods introduced significant new products in Frozen Foods and Snacks businesses; marketing investment increased

•	Commercial Foods operating profits were 3% lower than prior year, reflecting exceptionally high milling profits in year-ago amounts

•	Supply chain savings ahead of plan, successful SG&A focus

•	Reaffirming fiscal 2009 diluted EPS from continuing operations of slightly above $1.50, excluding items impacting comparability
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CONAGRA FOODS

OMAHA, Neb., March 26, 2009 — ConAgra Foods, Inc., (NYSE: CAG) one of North America’s leading food companies, today reported results for the fiscal 2009 third quarter ended Feb. 22, 2009. Overall sales grew 6%. Diluted EPS from continuing operations was $0.43 for the quarter, an increase of 26% from prior-year levels of $0.34. Excluding $0.03 per diluted share of net benefit in the current quarter from items impacting comparability, diluted EPS from continuing operations in the current quarter was $0.40, an increase of 18% from $0.34 in the year-ago period. Items impacting comparability in the current year and prior year are summarized toward the end of this release.
Gary Rodkin, ConAgra Foods’ chief executive officer, said, “I am pleased that Consumer Foods profits grew over prior-year amounts and that we are positioned for even more improvement from that segment in the fiscal fourth quarter. Given our recent new product introductions, moderating inflation and strong cost savings, the foundation for this segment is much stronger than in recent years.”
He continued, “We expected the slight decline in Commercial Foods profits given the exceptionally high profits generated in the year-ago period by capitalizing on opportunities in the turbulent wheat markets. We are confident in the strength of our underlying Commercial Foods operations and the ability of our management to navigate the current challenging economic conditions. We expect both of our operating segments to perform well in the fourth quarter and for supply chain savings and SG&A efficiencies to continue to be strong, resulting in fiscal 2009 EPS of slightly above $1.50, excluding items impacting comparability.”
Consumer Foods Segment (63% of Year-to-date sales)
Branded consumer products sold in retail and foodservice channels.
The Consumer Foods segment posted sales of $2,014 million and operating profit of $245 million in the fiscal third quarter, and $1,921 million of sales and $218 million of operating profit in the year-ago period. The following segment commentary relates to comparable performance unless otherwise indicated (see page 10 for Regulation G reconciliation).
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Consumer Foods’ comparable sales growth was 5%, reflecting 10% contribution from pricing and mix, partially offset by a 4% decline in unit volume and a 1% negative impact from foreign exchange. A significant portion of the volume decline was attributable to two brands, ACT II popcorn and Peter Pan peanut butter, as well as mix improvement efforts in the foodservice operations. The drop in ACT II volume reflected the intentional elimination of some very low-margin business in favor of more focus behind higher-margin Orville Redenbacher’s popcorn. The decrease in Peter Pan peanut butter reflected extremely high promotional activity as part of the brand’s reintroduction in the year-ago period, as well as the negative impact on the category stemming from a recent recall by another company.
Most of the segment’s major brands posted year-over-year sales increases for the quarter. Brand details and sub-segment performance can be found in the financial information and Q&A document accompanying this release.
As part of transforming its frozen foods business and building on its strong snacks platform, the company recently introduced several new products, including:
•	Marie Callender’s Pasta Al Dente: Chef-inspired Italian cuisine that provides restaurant quality with the convenience of frozen food. Pasta Al Dente uses a proprietary tray-in-tray cooking technology for perfect steaming.

•	Healthy Choice All Natural Entrées: Fresh-tasting all natural entrées such as Sweet Asian Potstickers and Tomato Basil Penne, containing no preservatives and using all natural ingredients. This line delivers contemporary taste and proactive nutrition.

•	A renovated Banquet dinner line: Reformulated to improve quality and cost dynamics for a substantial percentage of the brand’s SKUs, this brand delivers an attractive suggested price point for its dinners, retaining its strong connection to value-oriented consumers.

•	Alexia Natural Crunchy Snacks: Ready-to-eat Waffle Fries and Onion Strips made from natural vegetables, herbs, and spices. This line, which was introduced shortly after quarter-end, contains no artificial flavors and no trans fat.
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The frozen products started shipping on Feb. 9, 2009, and the company expects to reach its targeted distribution for these items by the middle of the fiscal fourth quarter.
Consumer Foods’ comparable operating profit increased 6% over prior year amounts to $245 million. Input cost inflation was approximately $140 million, which was significant, although less intense than in recent quarters. Inflation was partially offset by higher-than-planned supply chain savings as well as lower SG&A expense. Marketing expense increased, partly in connection with the new products introduced during the quarter.
The company expects stronger comparable year-over-year operating profit improvement for this segment in the fiscal fourth quarter primarily due to an expected moderation of inflation, favorable cost savings trends, new product traction in the marketplace, the ongoing transformation of the frozen foods operations, and the benefit of an extra week.
Commercial Foods Segment (37% of Year-to-date sales)
Specialty potato, dehydrated vegetable, seasonings, blends, flavors, and milled grain products sold to foodservice, retail and commercial channels worldwide.
For the fiscal third quarter, sales for the Commercial Foods segment were $1,121 million, 8% ahead of year-ago amounts, primarily reflecting higher sales at Lamb Weston and, to a lesser extent, at ConAgra Mills. Segment operating profit was $140 million for the quarter, 3% below year-ago amounts. The modest operating profit decline reflects a difficult comparison with exceptionally high milling profits in the year-ago period generated by abnormal wheat market volatility. Overall operating profit performance during the quarter reflected continued strong performance by ConAgra Mills, although profits for those operations were below the exceptionally high amounts earned a year ago. The segment’s operating profit performance also reflects a more modest rate of growth from Lamb Weston and a decline at Gilroy Food and Flavors, largely the result of challenging market conditions for foodservice and industrial customers.
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The company expects the segment to post strong operating profit results in the fiscal fourth quarter given momentum in the milling operations, expectations for continued solid top-line performance at Lamb Weston, and the benefit of an extra week.
Hedging Activities — This language primarily relates to operations other than the company’s milling operations.
The company uses hedging activities to manage the risk in its plans for the cost of various commodity inputs and, to a lesser extent, foreign exchange. To improve the transparency of segment operating results, the company began utilizing a new methodology for presenting derivative gains and losses in the first quarter of fiscal 2009. This methodology temporarily classifies mark-to-market gains and losses as unallocated Corporate expense. The company later transfers the gains or losses to segment operating profit when the underlying item being hedged is expensed in cost of goods sold for the applicable operating segment. Prior-year amounts utilized a different methodology, which immediately classified the hedge gain or loss in the segment operating results regardless of when the underlying item was expensed. Prior-year fiscal third-quarter results include $21 million of net derivative gains ($14 million in Consumer Foods and $7 million in Commercial Foods other than the milling operations). This change in methodology was discussed in detail in the company’s first-quarter fiscal 2009 earnings release dated Sept. 18, 2008. An example of the new methodology is presented in the written Q&A document accompanying that release.
For the fiscal third quarter, $46 million of previously reported mark-to-market losses held as unallocated Corporate expense was reclassified as operating segment expense: $29 million to the Consumer Foods segment and $17 million to the Commercial Foods segment. Separately, unallocated Corporate expense increased by $11 million due to additional mark-to-market losses during the quarter, temporarily classified as unallocated Corporate expense until reclassification to operating segments at a later date. This quarter’s net $35 million benefit to unallocated Corporate expense ($46 million of benefit from reclassifying mark-to-market losses to other segments, partially offset by $11 million of additional mark-to-market losses) is listed as an item impacting comparability.
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Other Items
•	Corporate expense was $71 million for the fiscal third quarter and $82 million in the year-ago period. Current-year amounts reflect a net benefit of $10 million, reflecting the net $35 million favorable mark-to-market adjustment described above, which was partially offset by approximately $25 million of expense recognized due to a coverage dispute with an insurer in connection with litigation associated with the peanut butter recall of calendar 2007. Excluding these amounts, unallocated Corporate expense was $81 million in the quarter versus $82 million last year.

•	Equity method investments generated an $11 million profit for the fiscal third quarter, down from $21 million in the year-ago period; the decline primarily reflects market softness for an international potato joint venture.

•	Net interest expense was $42 million in the fiscal third quarter and $67 million in the year-ago period. Current-quarter amounts include approximately $22 million of income from the notes receivable held in connection with the June 2008 divestiture of the company’s Trading & Merchandising operations.

•	The effective tax rate for continuing operations for the quarter was 32%; the benefit from a lower-than-planned tax rate is listed as an item impacting comparability. The company expects an effective tax rate of approximately 34% for continuing operations, excluding items impacting comparability, for fiscal 2009.
Capital Items
•	Dividends paid during the quarter totaled $85 million versus $93 million last year, reflecting fewer shares outstanding.
•	For the quarter, capital expenditures from continuing operations for property, plant, and equipment were $100 million, compared with $68 million in the year-ago period. The company now expects fiscal 2009 capital expenditures to be in the range of $450 million.
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Depreciation and amortization expense from continuing operations was approximately $82 million for the quarter, which compares with a total of $74 million in the year-ago period.
Outlook
The company reaffirms its expectations for fiscal 2009 diluted EPS from continuing operations to be slightly above $1.50, excluding items impacting comparability.
Major Items Affecting Third-quarter Fiscal 2009 EPS Comparability
Included in the $0.43 diluted EPS from continuing operations for the third quarter of fiscal 2009:
•	Approximately $0.05 per diluted share of net benefit to unallocated Corporate expense resulting from:
•	Reclassifying $46 million of net losses on derivatives from unallocated Corporate expense to the operating segments, and

•	Incurring an additional $11 million of net loss on derivatives used to hedge input costs. This additional $11 million is currently classified as unallocated Corporate expense and will be reclassified to the operating segments at a later date.
•	Approximately $0.03 of expense, or $25 million pretax, recognized due to a coverage dispute with an insurer in connection with litigation associated with the peanut butter recall of calendar 2007. This amount is classified as unallocated Corporate expense.

•	Approximately $0.01 of net benefit from a lower-than-normal tax rate.
Included in the $0.34 diluted EPS from continuing operations for the third quarter of fiscal 2008 (EPS amounts rounded and after tax):
•	Expense of $0.02 per diluted share, or $14 million pretax, for restructuring charges related to programs designed to reduce the company’s ongoing operating costs. These costs are
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CONAGRA FOODS

reflected within the Consumer Foods segment (costs of goods sold of $3 million and SG&A expense of $11 million).
•	Benefit of $0.02 per diluted share due to a lower-than-normal tax rate.
Discussion of Results
ConAgra Foods will host a conference call at 9:30 a.m. EDT to discuss these results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-888-206-4916 and 1-913-312-1468, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.
A rebroadcast of the conference call will be available after 1 p.m. EDT. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 7586348. A rebroadcast also will be available on the company’s Web site.
In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.
ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s leading food companies, with brands in 97 percent of America’s households. Consumers find Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, PAM, Peter Pan, Reddi-wip and many other ConAgra Foods brands in grocery, convenience, mass merchandise, and club stores. ConAgra Foods also has a strong business-to-business presence, supplying potato, other vegetable, spice and grain products to a variety of well-known restaurants, foodservice operators and commercial customers. For more information, please visit us at www.conagrafoods.com.
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Note on Forward-looking Statements:
This release contains forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, availability and prices of raw materials, product pricing, future economic circumstances, industry conditions, the company’s ability to execute its operating plans, the competitive environment and related market conditions, operating efficiencies, the ultimate impact of the company’s recalls, access to capital, actions of governments and regulatory factors affecting the company’s businesses and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.
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CONAGRA FOODS

Regulation G Disclosure
Continuing Operations
Below is a reconciliation of diluted earnings per share exclusive of items impacting comparability.
Q3 FY09 EPS from Continuing Operations
Reconciliation for Regulation G Purposes

					Year-over-year
	Q3 FY09		Q3 FY08		% change
Diluted EPS	$0.43		$0.34		26%

Items impacting comparability:

Restructuring Charges	—		0.02	*
Expense (benefit) related to mark-to-market impact of derivatives	(0.05)	*	—
Expense related to resolution of peanut butter legal matters	0.03	*	—
Benefit of lower-than-normal tax rate	(0.01)	*	(0.02)	*

Diluted EPS excluding items impacting comparability	$0.40		$0.34		18%

*	Items impacting comparability are each rounded to the nearest penny
Consumer Foods Segment
Below is a reconciliation of segment operating profit exclusive of items impacting comparability.
Consumer Foods Segment Reconciliation
(impacted by rounding)

			Year-over-year
(Dollars in millions)	Q3 FY09	Q3 FY08	% change
Consumer Foods Segment Operating Profit	$245	$218	12%
Restructuring Plan Charges	—	14

Consumer Foods Segment Adjusted Operating Profit	$245	$232	6%

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CONAGRA FOODS

ConAgra Foods, Inc.
Segment Operating Results
(in millions)

	THIRD QUARTER
	13 Weeks Ended	13 Weeks Ended
	February 22, 2009	February 24, 2008	Percent Change
SALES
Consumer Foods	$2,013.9	$1,921.1	4.8%
Commercial Foods	1,120.8	1,034.2	8.4%

Total	3,134.7	2,955.3	6.1%

OPERATING PROFIT
Consumer Foods	$244.7	$218.3	12.1%
Commercial Foods	140.1	144.6	(3.1)%

Total operating profit for segments	384.8	362.9	6.0%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(71.0)	(82.1)	(13.5)%
Interest expense, net	(42.0)	(66.7)	(37.0)%

Income from continuing operations before income taxes and equity method investment earnings	$271.8	$214.1	27.0%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.
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ConAgra Foods, Inc.
Segment Operating Results
(in millions)

	THIRD QUARTER
	39 Weeks Ended	39 Weeks Ended
	February 22, 2009	February 24, 2008	Percent Change
SALES
Consumer Foods	$5,925.1	$5,588.3	6.0%
Commercial Foods	3,539.5	2,939.3	20.4%

Total	9,464.6	8,527.6	11.0%

OPERATING PROFIT
Consumer Foods	$684.3	$652.7	4.8%
Commercial Foods	428.4	397.0	7.9%

Total operating profit for segments	1,112.7	1,049.7	6.0%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(279.8)	(278.7)	0.4%
Interest expense, net	(134.8)	(183.7)	(26.6)%

Income from continuing operations before income taxes and equity method investment earnings	$698.1	$587.3	18.9%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.
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ConAgra Foods, Inc.
Consolidated Statements of Earnings
(in millions, except per share amounts)

	THIRD QUARTER
	13 Weeks Ended	13 Weeks Ended	Percent
	February 22, 2009	February 24, 2008	Change
Net sales	$3,134.7	$2,955.3	6.1%
Costs and expenses:
Cost of goods sold	2,395.8	2,248.4	6.6%
Selling, general and administrative expenses	425.1	426.1	(0.2)%
Interest expense, net	42.0	66.7	(37.0)%

Income from continuing operations before income taxes and equity method investment earnings	271.8	214.1	27.0%
Income tax expense	91.7	67.4	36.1%
Equity method investment earnings	11.1	20.8	(46.6)%

Income from continuing operations	191.2	167.5	14.1%

Income from discontinued operations, net of tax	2.0	141.6	(98.6)%

Net income	$193.2	$309.1	(37.5)%

Earnings per share — basic

Income from continuing operations	$0.43	$0.34	26.5%
Income from discontinued operations	—	0.29	(100.0)%

Net income	$0.43	$0.63	(31.7)%

Weighted average shares outstanding	447.1	487.5	(8.3)%

Earnings per share — diluted

Income from continuing operations	$0.43	$0.34	26.5%
Income from discontinued operations	—	0.29	(100.0)%

Net income	$0.43	$0.63	(31.7)%

Weighted average share and share equivalents outstanding	449.7	490.6	(8.3)%

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ConAgra Foods, Inc.
Consolidated Statements of Earnings
(in millions, except per share amounts)

	THIRD QUARTER
	39 Weeks Ended	39 Weeks Ended	Percent
	February 22, 2009	February 24, 2008	Change
Net sales	$9,464.6	$8,527.6	11.0%
Costs and expenses:
Cost of goods sold	7,447.7	6,459.7	15.3%
Selling, general and administrative expenses	1,184.0	1,296.9	(8.7)%
Interest expense, net	134.8	183.7	(26.6)%

Income from continuing operations before income taxes and equity method investment earnings	698.1	587.3	18.9%
Income tax expense	242.0	197.1	22.8%
Equity method investment earnings	13.9	42.9	(67.6)%

Income from continuing operations	470.0	433.1	8.5%

Income from discontinued operations, net of tax	333.7	296.2	12.7%

Net income	$803.7	$729.3	10.2%

Earnings per share — basic

Income from continuing operations	$1.03	$0.89	15.7%
Income from discontinued operations	0.74	0.60	23.3%

Net income	$1.77	$1.49	18.8%

Weighted average shares outstanding	455.1	488.1	(6.8)%

Earnings per share — diluted
Income from continuing operations	$1.03	$0.88	17.0%
Income from discontinued operations	0.73	0.60	21.7%

Net income	$1.76	$1.48	18.9%

Weighted average share and share equivalents outstanding	457.6	491.5	(6.9)%

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ConAgra Foods, Inc.
Consolidated Balance Sheets
(in millions)

	February 22, 2009	February 24, 2008
ASSETS
Current assets
Cash and cash equivalents	$88.2	$137.4
Receivables, less allowance for doubtful accounts of $14.2 and $16.3	889.0	904.9
Inventories	2,154.3	2,126.6
Prepaid expenses and other current assets	326.9	513.2
Current assets held for sale	—	2,662.2

Total current assets	3,458.4	6,344.3
Property, plant and equipment, net	2,571.7	2,261.2
Goodwill	3,482.1	3,465.2
Brands, trademarks and other intangibles, net	834.4	802.8
Other assets	1,049.6	267.9
Noncurrent assets held for sale	—	254.4

	$11,396.2	$13,395.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$185.8	$397.7
Current installments of long-term debt	318.3	14.5
Accounts payable	807.8	807.3
Accrued payroll	148.7	305.7
Other accrued liabilities	693.2	919.3
Current liabilities held for sale	—	1,317.4

Total current liabilities	2,153.8	3,761.9
Senior long-term debt, excluding current installments	2,876.5	3,174.7
Subordinated debt	195.9	200.0
Other noncurrent liabilities	1,281.7	1,203.9
Noncurrent liabilities held for sale	—	16.8
Common stockholders’ equity	4,888.3	5,038.5

	$11,396.2	$13,395.8

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